                                     RELEASE

      1. Except as set forth in paragraph 2, MAXXAM Inc., Federated Development
Company, and Charles E. Hurwitz (collectively, the "Respondents"), for themselves, for their legal representatives, predecessors, successors, and assigns, and for all persons, agencies or entities in privity with them, do hereby remise, give up, quit-claim, settle, compromise, forever discharge and fully, generally and unconditionally release, acquit and forever discharge the
Office of Thrift Supervision, including its assigns, successors, predecessors, subsidiaries, affiliates, officers, directors, agents, employees, servants, attorneys and other representatives ("OTS"), from any and all claims, suits, controversies, accounts, covenants, promises, judgments, damages, executions, causes of action, rights, duties, debts, liabilities, demands, obligations, contracts, agreements, costs, and actions of any kind and character, at law or in equity (including claims brought under statutes and regulations of the United
States or any agency of the United States), whether or not well founded in law or fact, whether known or unknown, suspected or unsuspected, direct or indirect, relating to, arising out of, or in connection with the ownership or operation of, or with any activities of, United Savings Association of Texas, Houston,
Texas ("USAT"), United Financial Group, Houston, Texas ("UFG"), MAXXAM, Inc., or
Federated Development Company, or of any activities of the OTS with respect to the Respondents, including, without limitation, claims that were asserted or which could have been asserted in the administrative proceeding captioned In the
Matter of United Savings Association of Texas, OTS Order No. 95-40 (December
26,1995), or in the civil action captioned FDIC v. Hurwitz, No. 95-3956, United
States District Court for the Southern District of Texas, or in any other court, forum or proceeding. The Respondents expressly warrant to the OTS that no claims, demands, controversies, actions, causes of action, liabilities, damages, injuries, losses, or other rights of the Respondents that otherwise would fall within the subject matter of the above-captioned administrative proceeding or civil action have been assigned, conveyed, or in any manner transferred to any person, agency or entity.

      2. The Respondents do not undertake to settle, release or relinquish any claims against any person or entity other than the OTS, its assigns, successors, predecessors, subsidiaries, affiliates, officers, directors, agents, employees, servants, attorneys and other representatives. Respondents specifically do not undertake to release or relinquish claims against the FDIC (acting in any capacity), its officers, directors, agents, servants, employees, attorneys or other representatives.

/s/ Charles E. Hurwitz
-----------------------------
Charles E. Hurwitz

Date:  October 16, 2002

MAXXAM, Inc.

By:    /s/ Paul N. Schwartz
       ------------------------

Date:  October 16, 2002

FEDERATED DEVELOPMENT COMPANY

By:    /s/ Charles E. Hurwitz
       ------------------------

Date:  October 16, 2002